August 12, 2005


Mail Stop 3561

Via US Mail and Facsimile

Mr. Robert R. Falconi
President and Chief Operating Officer
748 Miller Drive, S.E.
Leesburg, Virginia 20175

Re:	Precision Auto Care, Inc.
	Form 10-KSB for the fiscal year ended June 30, 2004
Form 10-Q for the quarter ended September 30, 2004, December 31,
2004
and March 31, 2005
	Commission file #: 000-29478

Dear Mr. Falconi:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

							Sincerely,


Joseph A. Foti
Senior Assistant Chief Accountant